Exhibit 99.2

Oragenics, Inc. To Exhibit Teddy’s Pride® Oral Care Probiotics for Cats and Dogs at

SuperZoo, September 14 – 16 in Las Vegas

For Immediate Release

Tampa, FL (September 8, 2010) – Florida-based biopharmaceutical company Oragenics, Inc. (OTCBB: ORNI www.oragenics.com) has announced that Teddy’s Pride® (www.teddyspride.com), the company’s oral care probiotics for cats and dogs, will be part of SuperZoo, the annual show for pet retailers, in Las Vegas September 14-16.

“We’re excited to introduce SuperZoo attendees to Teddy’s Pride®, the oral care probiotics that freshen pets’ bad breath at the source while gently whitening teeth,” said Gerry David, Executive Vice President, Sales and Marketing for Oragenics. “Attracting more than 9,000 pet professionals from all over the world, SuperZoo is an ideal place to present this unique product for dogs and cats to the industry.”

ProBiora3® , the active ingredient in Oragenics’ probiotic products, naturally supports gum and tooth health while freshening breath and whitening teeth. ProBiora3® technology was developed by Oragenics’ Chief Scientific Officer, Dr. Jeffrey Hillman, D.M.D., Ph.D., during more than 25 years of research, which began at the Harvard-affiliated Forsyth Institute in Boston and continued at the University of Florida. This technology has only recently become available to the general public. ProBiora3® contains three strains of beneficial bacteria that help maintain a healthy microbial balance in the mouth. It is 100% natural and is made in the USA in an FDA-registered and GMP-certified facility.

About Oragenics, Inc.

Oragenics is a biopharmaceutical company focused primarily on oral health products and novel antibiotics. Within oral health, Oragenics is developing its pharmaceutical product candidate, SMaRT Replacement Therapy, and also commercializing its oral probiotic product, ProBiora3. Within antibiotics, Oragenics is developing a pharmaceutical candidate, MU1140-S and intends to use its patented, novel organic chemistry platform to create additional antibiotics for therapeutic use.

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Oragenics/SUPERZOO

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About SuperZoo

SuperZoo is an annual pet trade show and seminar put together by the World Pet Association. This tradeshow brings together buyers and sellers from across the country and every segment of the pet industry. Pet retailers attend SuperZoo for the innovative products, leading-edge education and unmatched networking opportunities to build sales and improve their businesses.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

MEDIA CONTACT: For more information about Teddy’s Pride®, visit www.teddyspride.com. To schedule an interview with Dr. Hillman, contact Cara Downs at 818-907-0500 / cdowns@ssapr.com

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